Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (including the exhibits and schedules hereto, each as may be amended, restated or otherwise modified from time to time, this “Agreement”) is made and entered into as of November 9, 2021, by and between Biohaven Pharmaceutical Holding Company Ltd., a business company formed under the laws of the territory of the British Virgin Islands (“Parent”), Biohaven Therapeutics Ltd., a business company formed under the laws of the territory of the British Virgin Islands and a wholly owned subsidiary of Parent (“Therapeutics”), Atlas Merger Sub, a Cayman Islands exempted company incorporated with limited liability and wholly owned indirect subsidiary of Parent (“Merger Sub”), and BioShin Limited 标新有限公司, a Cayman Islands exempted company incorporated with limited liability (the “Company” and, together with Parent, Therapeutics and Merger Sub, the “Parties”, and each, a “Party”).

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, in accordance with Section 233 of the Cayman Islands Companies Act (as amended) (the “Cayman Companies Act”);
WHEREAS, the board of directors of the Company (including the Preferred Holder Director (as defined in the Memorandum of Association)) has (a) approved this Agreement and the transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement (the “Transactions”) and determined that the Transactions are in the best interests of the Company, (b) determined that the Merger constitutes a “Sale of the Company” pursuant to the Memorandum of Association and the Shareholders’ Agreement, (c) resolved to recommend that the shareholders of the Company (the “Holders”) approve this Agreement and the transactions contemplated hereby and (d) directed that this Agreement and the Plan of Merger (as defined below) be submitted to the Holders for their approval;
WHEREAS, the board of directors of Parent has (a) approved this Agreement and the transactions contemplated hereby and (b) approved the issuance of Parent’s common shares, without par value (“BHVN Common Shares”), in connection with the transactions contemplated hereby, in each case, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the board of directors of Therapeutics has approved this Agreement and the transactions contemplated hereby;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to Parent’s and the Company’s willingness to enter into this Agreement, holders of approximately 58% of the outstanding series A convertible preferred shares of the Company, no par value (the “Series A Preferred Shares”) have entered into a voting and support agreement agreeing to certain matters in connection with the transactions contemplated hereby; and

WHEREAS, concurrently with entry into this Agreement, (i) Parent and the Company are entering into a collaboration and license agreement with Biohaven Pharmaceutical Ireland DAC, an Irish designated activity company, and Pfizer Ireland Pharmaceuticals, a private unlimited liability company organized under the laws of Ireland (the “Collaboration Agreement”) and (ii) Parent is entering into a subscription agreement with Pfizer Inc. (the “Subscription Agreement”).
NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE I

THE MERGER; EFFECTIVE TIME
1.1The Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Time (as defined below), Merger Sub shall merge with and into the Company, in accordance with Section 233 of the Cayman Companies Act, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving company in the Merger (the “Surviving Company”) and as a wholly owned subsidiary of Therapeutics, and shall continue to be governed by the Cayman Companies Act.
1.2Closing. The closing of the Merger (the “Closing”) shall take place remotely via the exchange of documents and signatures at 9:00 a.m. (New York Time) on the second Business Day following the satisfaction or waiver of all conditions set forth in ARTICLE IV (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Parties may agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.
1.3Effective Time. The Parties shall cause to be filed a plan of merger substantially in the form annexed hereto as Exhibit B (the “Plan of Merger”) with the Cayman Islands Registrar of Companies (the “Registrar”) and make all other filings or recordings required by the Cayman Companies Act in connection with the Merger. The Merger shall become effective at such time as the Plan of Merger is duly filed with the Registrar, or as of the date and time specified in the Plan of Merger (such date and time, the “Effective Time”).
1.4Effects of the Merger. The Merger shall have the effects set forth in Section 236 of the Cayman Companies Act. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the Cayman Companies Act.
1.5Memorandum of Association; Articles of Association. The Memorandum of Association and Articles of Association of Merger Sub in effect as of immediately prior to the Effective Time shall be the Memorandum of Association and Articles of Association, respectively, of the Surviving Company from and after the Effective Time.
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1.6Directors and Officers of the Surviving Company. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company.
ARTICLE II

EFFECT ON SHARES OF THE COMPANY; PAYMENT OF CONSIDERATION
2.1Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any person or entity, on the terms and subject to the conditions set forth in this Agreement:
(a)each Series A Preferred Share issued and outstanding immediately prior to the Effective Time other than Dissenting Shares (as defined below) (each such share, an “Eligible Share”) shall be converted into the right to receive (subject to any applicable withholding Taxes), 0.080121 of a BHVN Common Share (the “Exchange Ratio”), free and clear of any Liens (the “Per Share Merger Consideration” and the aggregate number of BHVN Common Shares payable, the “Aggregate Merger Consideration”);
(b)each issued and outstanding common share of the Company, no par value (“Company Common Share” and, together with the Series A Preferred Shares, the “Company Shares”) owned, by Therapeutics immediately prior to the Effective Time shall remain outstanding in the Surviving Company, unaffected by the Merger, and no consideration shall be delivered in respect thereof;
(c)subject to, and in reliance on, the representations, warranties and covenants made by each holder of Eligible Shares in the applicable Letter of Transmittal (in substantially the form attached hereto as Exhibit A), the issuance of the BHVN Common Shares in accordance with the terms of and on the bases of the representations and warranties set forth in this Agreement will be issued without registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Regulation D promulgated under the Securities Act and will bear a legend in substantially the following form:
“THE SECURITIES EVIDENCED OR CONSTITUTED HEREBY HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE ACT UNLESS EITHER (I) BIOHAVEN PHARMACEUTICAL HOLDING COMPANY, LTD. (THE “COMPANY”) HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH DISPOSITION OR (II) THE SALE OF SUCH SECURITIES IS MADE PURSUANT TO SECURITIES AND EXCHANGE COMMISSION RULE 144.”
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(d)The legend set forth in Section 2.1(c) shall be removed from any BHVN Common Shares and Parent shall issue a certificate without such legend or any other legend to the holders of BHVN Common Shares or issue to such holders by electronic delivery upon the earliest of (i) the first date such BHVN Common Shares are sold or transferred in compliance with Rule 144 under the Securities Act and Parent has received such customary certifications and other information as it shall have reasonably requested to demonstrate compliance of such transfer or sale with Rule 144 under the Securities Act (including, if reasonably requested by Parent or its transfer agent), and (ii) the first date such BHVN Common Shares are eligible for sale under Rule 144 under the Securities Act, without the requirement for Parent to be in compliance with the current public information required under Rule 144 under the Securities Act. Parent shall be responsible for the fees of its transfer agent and all The Depositary Trust Company pursuant to the foregoing.
(e)Notwithstanding the provisions of Section 2.1(a) and except as otherwise provided in Section 2.1(b), each Eligible Share issued to an investor who is not an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act as of the Closing Date, will not receive the right to receive Per Share Merger Consideration, but will instead receive from Parent consideration in cash equal to $11.70 per Eligible Share.
2.2Conversion of Ordinary Shares of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any person or entity, each ordinary share, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.
2.3Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a BHVN Common Share will be issued by virtue of the Merger, and each Person who would otherwise be entitled to a fraction of a BHVN Common Share (after aggregating all fractional BHVN Common Shares that otherwise would be received by such holder) shall instead have the number of BHVN Common Shares issued to such Person, rounded up or down in the aggregate to the nearest whole BHVN Common Share (with 0.5 of a share or greater rounded up). No cash settlements shall be made with respect to fractional shares eliminated by rounding.
2.4Treatment of Equity Awards.
(a)At the Effective Time, each outstanding option to purchase Company Common Shares (a “Company Option”) under the Bioshin Limited 2020 Equity Incentive Plan (the “Stock Plan”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, at Parent’s sole election (as determined Parent acting in its sole discretion), either (1) cease to represent an option to purchase Company Common Shares and shall be converted into an option to purchase a number of BHVN Common Shares equal to the product (rounded down to the nearest whole number) of (x) the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Company Common Share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however,
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that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code or (2) shall remain outstanding and continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Options immediately prior to the Effective Time. Except as expressly provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the board of directors of the Company shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this Section 2.4.
(b)Company Actions. At or prior to the Effective Time, the board of directors of the Company shall adopt any resolutions and take any actions that are necessary to (x) effectuate the treatment of the Company Options pursuant to Section 2.4(a) and (y) cause the Stock Plan to terminate at or prior to the Effective Time. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Company will be required to deliver Company Common Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options.
2.5Exchange Procedures. Parent shall pay the Aggregate Merger Consideration on the Closing Date as follows:
(a)At or prior to the Effective Time, Parent shall deposit or cause to be deposited with a recognized financial institution or trust company selected by Parent (the “Exchange Agent”), for the benefit of the holders of Eligible Shares, an aggregate number of BHVN Common Shares, to be issued in non-certificated book-entry form, in an amount equal to the Aggregate Merger Consideration.
(b)Within five Business Days following the date of the Shareholders Meeting, the Company or the Exchange Agent shall mail or otherwise deliver to each holder of Eligible Shares (an “Eligible Shareholder”) a letter of transmittal in substantially the form attached as Exhibit A (the “Letter of Transmittal”), which shall include, among other things, (i) an acknowledgement that delivery shall be effected, and risk of loss and title to the Eligible Shares shall pass, only upon delivery of the certificates or transfer of the book entry shares with respect thereto to the Exchange Agent, (ii) a release in favor of the Company, (iii) instructions for use in the surrender of certificates or book-entry shares in exchange for the Per Share Merger Consideration and (iv) an accredited investor questionnaire confirming each Eligible Shareholder’s status as an accredited investor. No Eligible Shareholder shall be entitled to receive any portion of the Aggregate Merger Consideration unless such Eligible Shareholder has surrendered the certificate (or affidavit of loss as provided in Section 2.3(c) or book-entry share evidencing such Eligible Share and delivered the Letter of Transmittal duly and validly completed, and such other documents as specified therein or other customary documents that may be requested by the Exchange Agent or Parent (collectively, the “Transmittal Materials”).
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Each Eligible Shareholder that has not delivered the Transmittal Materials at or prior to the Effective Time, upon delivery of the Transmittal Materials after the Effective Time, shall be entitled to receive from the Exchange Agent such portion of the Aggregate Merger Consideration to which such Eligible Shareholder is entitled pursuant to Section 2.1. With respect to any Eligible Shareholder that delivers the Transmittal Materials at or prior to the Effective Time, Parent shall instruct the Exchange Agent to pay such Eligible Shareholder the portion of the Aggregate Merger Consideration to which such Eligible Shareholder is entitled pursuant to Section 2.1 promptly following the Effective Time. From and after the Effective Time, all previous holders of Series A Preferred Shares shall cease to have any rights as holders thereof other than the right to receive the portion of the Aggregate Merger Consideration to which such holder is entitled pursuant to Section 2.1 upon the delivery of the Transmittal Materials owed by such Holder. From and after the Effective Time, there shall be no further registration of transfers of Company Common Shares or Series A Preferred Shares on the transfer books of the Surviving Company.
(c)If any certificate evidencing an Eligible Share shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such person of a bond in such amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such certificate, Parent shall cause the Exchange Agent to deliver in exchange for such lost, stolen or destroyed certificate the applicable Per Share Merger Consideration in respect of such certificate.
(d)No interest will be paid or accrued on any amount payable for BHVN Common Shares pursuant to this ARTICLE II.
2.6Adjustments to Prevent Dilution. Notwithstanding anything to the contrary contained herein, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with ARTICLE V, the issued and outstanding Series A Preferred Shares or securities convertible or exchangeable into or exercisable for Series A Preferred Shares or the issued and outstanding BHVN Common Shares or securities convertible or exchangeable into or exercisable for BHVN Common Shares shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration shall be equitably adjusted to provide the Eligible Shareholders and Parent the same economic effect as contemplated by this Agreement prior to such event, and such items so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration. Nothing in this Section 2.4 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.
2.7Withholding Taxes. Each of Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the Per Share Merger Consideration and any amounts otherwise payable pursuant to this Agreement such amounts as are required to be withheld and paid over to the applicable Governmental Authority under the Code or any applicable provision of state, local or foreign Tax Law. Amounts so withheld and so
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paid to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
2.8Appraisal and Dissenters’ Rights.
(a)Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, Company Shares that are outstanding immediately prior to the Effective Time and that are held by members of the Company who shall have filed a notice of an intention to dissent from the merger in accordance with Section 238 of the Cayman Companies Act, and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissent rights (“Dissenting Shares”), shall not be converted into, and such shall have no right to receive, the applicable Per Share Consideration unless and until the holder thereof fails to perfect or withdraws or otherwise loses his, her or its right to dissent and payment under the Cayman Companies Act. Any member of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such Company Shares under Section 238 of the Cayman Companies Act, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 2.4(b), of the Certificate or Certificates that formerly evidenced such Company Shares.
(b)Upon perfecting their dissent in accordance with Section 238 of the Cayman Companies Act, the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in Section 238 of the Cayman Companies Act.
ARTICLE III

REPRESENTATIONS; COVENANTS
3.1Representations of the Parties. Each of Parent and the Company hereby represents and warrants to the other Party as follows:
(a)Organization and Requisite Authority. Each Party is a company duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each Party possesses all requisite corporate power and authority necessary to enter into and carry out the transactions contemplated by this Agreement.
(b)Approval; Authorization.
(i)This Agreement has been duly executed and delivered by such Party, and upon the due execution and delivery of this Agreement by the other Parties, this Agreement will constitute a valid and legally binding obligation of such Party, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and
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to general equitable principles (whether considered in a proceeding in equity or law).
(ii) The execution and delivery of this Agreement by such Party and the consummation by such Party of the transactions contemplated by this Agreement has been duly authorized and validly taken, and, solely with respect to the Company, subject only to adoption of this Agreement by (i) the vote of a majority of not less than two thirds of the members of the Company who, being entitled to do so, attend and vote at the Shareholders Meeting (as defined below) and (ii) a resolution of the holders of a majority of the Series A Preferred Shares, duly obtained in accordance with the Memorandum of Association (the “Requisite Company Vote”), no further consent or authorization of such Party, its board of directors or its shareholders is required.
(c)No Conflicts. The execution and delivery by such Party of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, by such Party, do not and will not as of the Effective Time, (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon such Party’s capital stock or assets under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to such Party’s organizational documents (in effect on the date hereof), or any law, statute, rule or regulation to which such Party is subject, or any agreement, order, judgment or decree to which such Party is subject, except for any filings required after the date hereof under federal or state securities laws and, with respect to Parent, as may be required by the New York Stock Exchange, which may include a Supplemental Listing Application (the “SLAP”).
(d)Brokers’ or Finders’ Fees. Neither such Party nor any of its Subsidiaries has employed any broker, finder or investment bank or has incurred or shall incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.
(e)No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by such Party in this Section 3.1, neither such Party nor any other Person makes any express or implied representation or warranty regarding such Party or any of its Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective representatives in connection with this Agreement or the transactions contemplated hereby, and such Party expressly disclaims any other representations or warranties. The other Party acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and their respective representatives’ independent investigations, and neither the other Party nor any of its Affiliates or representatives has relied on and none are relying on any representations or warranties regarding such Party or any of its Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective representatives in connection with this Agreement or the transactions contemplated hereby, other than the express written representations and warranties expressly set forth in this Section 3.1 and in any instrument or other document delivered pursuant to this Agreement.
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3.2Shareholders Meeting. The Company shall take, in accordance with applicable Law and its organizational documents, all action necessary to convene an extraordinary general meeting of the Holders for the purpose of considering and voting upon the adoption of this Agreement and the authorization of the Plan of Merger (the “Shareholders Meeting”), as promptly as practicable after the date hereof and in no event more than seven days clear after notice of such Shareholders Meeting is provided to the Holders, and to cause such vote to be taken. The board of directors of the Company shall recommend such adoption and shall take all lawful action to solicit such adoption.
3.3Market Listing. From the date of this Agreement until the Closing, Parent shall use all reasonable best efforts to maintain the listing and trading of the BHVN Common Shares on the New York Stock Exchange.
3.4Assistance and Cooperation. Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including using reasonable best efforts to: (i) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and (ii) obtain all necessary consents, approvals or waivers from third parties.
3.5Conduct of Business. During the period from the date of this Agreement until the Closing, except as consented to in writing by the other Party, neither Parent nor the Company shall not (a) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or establish a record date for any of the foregoing, or (b) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such, except pursuant to repurchases of equity pursuant to the terms of its equity compensation plans.
ARTICLE IV

CONDITIONS TO CLOSING
4.1Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by applicable law, waiver by Parent and the Company, at or prior to the Effective Time, of the following conditions:
(a)Laws or Governmental Orders. No governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or governmental order (whether temporary, preliminary or permanent) that is in effect and makes illegal or otherwise prohibits the consummation of the Merger.
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(b)Collaboration Agreement. The Effective Date of the Collaboration Agreement (as defined therein) shall have occurred and the Collaboration Agreement shall be in full force and effect as of the Closing Date and shall not have been terminated in accordance with its terms.
(c)Subscription Agreement. The transactions contemplated by the Subscription Agreement shall have been consummated.
(d)Requisite Company Vote. The Requisite Company Vote shall have been obtained in accordance with applicable Law and the organizational documents of the Company.
(e)Listing. The BHVN Common Shares issuable to the Holders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.
4.2Conditions to Parent’s and Merger Sub’s Obligation to Effect the Merger. The respective obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or, to the extent permitted by applicable law, waiver by Parent and the Company, at or prior to the Effective Time, of the following conditions:
(a)Representations and Warranties. The representations and warranties made by the Company in Section 3.1 hereof shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date.
(b)Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.
(c)Company Closing Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by a duly authorized officer of the Company (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Sections 4.2(a) and 4.2(b) have been satisfied.
4.3Conditions to the Company’s Obligation to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the satisfaction or, to the extent permitted by applicable law, waiver by the Company, at or prior to the Effective Time, of the following conditions:
(a)Representations and Warranties. The representations and warranties made by Parent and Merger Sub in Section 3.1 hereof shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date, except to the extent such representations and warranties are specifically made as of a
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particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date.
(b)Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by Parent or Merger Sub on or prior to the Closing Date shall have been performed or complied with in all material respects.
(c) Company Closing Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Sections 4.3(a) and 4.3(b) have been satisfied.
ARTICLE V

TERMINATION
5.1Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by:
(a)mutual consent of Parent and the Company;
(b)automatically, upon termination of the Collaboration Agreement in accordance with its terms;
(c)either the Company or Parent, upon written notice to the other, if the Closing has not occurred by the one-year anniversary of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 5.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the Transaction prior to the Termination Date;
(d)the Company, upon written notice to Parent and Merger Sub, so long as the Company is not then in material breach of its representations, warranties, covenants or agreements under this Agreement, (i) upon a material breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or (ii) if any representation or warranty of Parent or Merger Sub shall have been or become untrue, in each case, such that any of the conditions set forth in Sections 4.3(a) or 4.3(b) hereof, as applicable, could not be satisfied and such breach or failure to be true is not curable, or if curable, has not been cured within the earlier of (x) 30 days after the giving of written notice of such breach or failure by the Company to Parent or (y) the Termination Date; or
(e)Parent, upon written notice to the Company, so long as Parent is not then in material breach of its representations, warranties, covenants or agreements under this Agreement, (i) upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or (ii) if any representation or warranty of the Company shall have been or become untrue, in each case, such that any of the conditions set forth in Sections 4.2(a) or 4.2(b) hereof, as applicable, could not be satisfied and such breach or failure to be true is not
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curable, or if curable, has not been cured within earlier of (x) 30 days after the giving of written notice of such breach or failure by Parent to the Company or (y) the Termination Date.
5.2Effect of Termination. If this Agreement is terminated pursuant to Section 5.1, this Agreement (except for this Section 5.2 and ARTICLE VI) shall become void and of no effect with no liability on the part of any Party or its Affiliates; provided, however, that nothing contained in this Section 5.2 shall relieve any Party from liability for any intentional or willful breach of this Agreement.
ARTICLE VI

MISCELLANEOUS
6.1Further Assurances. Each of the Parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.
6.2Expenses. Each Party shall bear its own expenses in connection with this Agreement.
6.3Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the covenants and agreements that by their terms apply in whole or in part after the Effective Time.
6.4Assignment; Third-Party Beneficiaries. Neither this Agreement, nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other Party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer any rights or benefits upon any person other than the parties hereto (and their respective successors and assigns).
6.5Amendment and Modification; Waiver. Subject to applicable Law, this Agreement may be amended, modified or supplemented only by an agreement in writing signed by each of the Parties. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, and no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any further exercise thereof or the exercise of any other right, remedy, power or privilege.
6.6Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. Any action brought, arising out of, or relating to this Agreement shall be brought in the United States District Court for the Southern District of New York (or if such
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court does not have subject matter jurisdiction, the courts of the State of New York located in New York County) (the “Chosen Court”). Each Party hereby irrevocably submits to the exclusive jurisdiction of said Court in respect of any claim relating to the validity, interpretation and enforcement of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts, or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant the Chosen Court jurisdiction over such Parties and over the subject matter of any such claim.
6.7Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
6.8Entire Agreement. This Agreement and the documents referred to herein are intended by the parties as a final expression of their agreement with respect to the subject matter hereof, and are intended as a complete and exclusive statement of the terms and conditions of that agreement, and there are no other agreements or understandings, written or oral, among the Parties, relating to the subject matter hereof. This Agreement supersedes all prior and contemporaneous agreements and understandings, written or oral, among the Parties with respect to the subject matter hereof.
6.9Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
6.10Definitions. For purposes of this Agreement, upon context requires otherwise, the following terms shall have the following meanings:
(a)“Affiliate” of a Person means any other Person which (directly or indirectly) is controlled by, controls, or is under common control with such Person. For purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and “control” shall be presumed to exist if either of the following conditions is met: (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity. For purposes of this Agreement, prior to the Closing, the Company shall not be considered and Affiliate of Parent or any of Parent’s other Affiliates, nor shall Parent or any of the Parent’s Affiliates (other than the Company) be considered Affiliates of the Company.
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(b)“Business Day” means a day other than (i) a Saturday or a Sunday, or (ii) a bank or other public holiday in the State of New York, United States or the British Virgin Islands.
(c)“Code” means the Internal Revenue Code of 1986.
(d)“Governmental Authority” means any national, state or local, domestic or foreign or international, government or any judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international.
(e)“Law” or “Laws” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time, including for clarity any applicable rules, regulations and other requirements of any regulatory authority that may be in effect from time to time.
(f)“Lien” means any lien, charge, pledge, security interest, claim, exclusive license or other encumbrance.
(g)“Memorandum of Association” means the Memorandum and Articles of Association of the Company (adopted by Special Resolution dated June 4, 2021).
(h)“Shareholders’ Agreement” means the Shareholders’ Agreement, entered into on September 25, 2020, by and among the Company and the common holders and investors in the Company named therein.
(i)“Subsidiaries” means with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the specified Person or one or more of its Subsidiaries.
6.11Interpretation. The Preamble, and all Recital, Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to the preamble, recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein or context otherwise requires.
(a)The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
(b)Except as otherwise expressly provided herein, for purposes of this Agreement: (a) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (b) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (c) whenever the words “includes” or “including” are used, they
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shall be deemed to be followed by the words “including without limitation”; (d) the word “or” is not exclusive; (e) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; (f) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); and (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.
(c)Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.
(d)When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days, shall refer to calendar days unless Business Days are specified.
(e)All references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement as of the applicable date or during the applicable period of time, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision as of the applicable date or during the applicable period of time and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith by a Governmental Authority.

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EXECUTION VERSION

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first stated above.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

                By:     /s/ Jim Engelhart
                Name:    Jim Engelhart
Title:     Chief Financial Officer

BIOHAVEN THERAPEUTICS LTD.

                By:     /s/ Vlad Coric
                Name:    Vlad Coric
                Title:    President & CEO

                ATLAS MERGER SUB

                By:     /s/ Vlad Coric
Name:    Vlad Coric
Title:    Director

BIOSHIN LIMITED 标新有限公司

                By:     /s/ Karl Lintel
                Name:    Karl Lintel
Title:     CEO